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                                                                   EXHIBIT 10.10

September 15, 1999

Mr. Arthur Knapp
CFO
Calico Commerce, Inc.
333 West San Carlos Street
Suite 300
San Jose, California 95110

Dear Art:

Over the past few months, our firms have worked toward creating a comprehensive and robust relationship that we each believe will benefit our respective businesses. In our discussions, we have outlined an arrangement whereby Calico will commit to purchase a specified minimum level of consulting services from Andersen Consulting over the course of the next eighteen months and we will enter into a joint marketing alliance to market Calico's software and Andersen Consulting's integration services.

This letter documents more specifically our agreement with respect to Calico's purchase of consulting services. Under this arrangement, Calico agrees to engage Andersen Consulting to provide a minimum $1 million of consulting services over the following eighteen month period (the "Service Period"). The specifics of scope of work and costs will be documented in separate arrangements discussed below. The total Andersen Consulting billings arranged for under this agreement will be a minimum of $1 million including both fees and any of our out of pocket expenses. These services provided to Calico, will be priced reflecting a customary discount from our standard rates that we would offer our other large clients performing similar types of work. This letter is a binding commitment on Calico to arrange for these services, or pay Andersen Consulting the difference between total billings under this arrangement and $1 million at the time the Service Period concludes or, if earlier, at the time you terminate the Consulting Services Agreement (as defined below).

These services will be performed under the terms of our Consulting Services Agreement dated September 15, 1999. We will work with you and your management team to determine the specific nature of these services. A detailed description of the scope of our services will be contained in arrangement letters to which we will both agree prior to the commencement of any work. Each arrangement letter will be subject to the terms of the Consulting Services Agreement.

The kinds of services we would expect to provide under these arrangements include creation of prototypes and demos for external presentations, development of training

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materials and potentially conducts of the training, product testing, and other activities to support Calico's product releases. In addition, Calico may determine that we should work on projects related to the development and deployment of your business capabilities, for example, deployment of business systems, planning and analysis work related to marketing, deployment of technology infrastructure to support your business activities, etc. We do not expect that we would be involved in Calico's product development, where the results of our work would be a material element in a product that Calico sells and licenses.

Under the joint Marketing Alliance, Andersen Consulting will acquire rights to market integration services related to Calico's software and Calico will promote Andersen Consulting as the preferred integrator of Calico software solutions. We will prepare and update on approximately a semi-annual basis a plan that sets forth in detail the actions of the parties intended to further the goals of alliance.

Andersen Consulting has also indicated its interest in purchasing $4 million of Calico's Common Stock in Calico's initial public offering ("IPO"). If Andersen Consulting purchases that amount of Common Stock in the IPO, Andersen Consulting would expect to have a mutually agreed upon representative elected to Calico's Board of Directors.


                                        Sincerely,


                                        /s/ PHILIP TAMMINGA

                                        Andersen Consulting, LLP
                                        Philip Tamminga
                                        Partner


Agreed and accepted:

CALICO COMMERCE, INC.

By: /s/ [SIGNATURE ILLEGIBLE]
   -----------------------------
Name: [ILLEGIBLE]
Title:  EVP & COO

Date: 9/16/99




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